UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 24, 2008

FMC Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, Texas	77067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 591-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 24, 2008, FMC Technologies, Inc. (“FMC”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Schilling Robotics, Inc., a Delaware corporation (“Schilling Inc.”), Schilling Robotics, LLC, a Delaware limited liability company (“Schilling LLC”) and Tyler Schilling, an individual (together with Schilling Inc., the “Seller Parties”) pursuant to which FMC agreed to purchase a 45% interest in Schilling LLC for a total purchase price of up to $116,000,000, less certain transaction expenses. The total purchase price is subject to potential post-closing adjustments (which in no event will increase the total purchase price) based on the results of Schilling Inc.’s audit for the 2008 fiscal year. The Purchase Agreement contains customary representations, warranties and indemnities, and provides that $10,000,000 of the sale proceeds will be held in escrow to support the Seller Parties’ indemnification obligations until completion of the audit of Schilling LLC’s financial statements for the 2008 fiscal year.

The closing of the transactions contemplated by the Purchase Agreement occurred on December 26, 2008, and in connection therewith, FMC and the Seller Parties executed a Unitholders Agreement (the “Unitholders Agreement”) and FMC, the Seller Parties and Schilling LLC executed an Amended and Restated Operating Agreement of Schilling LLC (the “Operating Agreement”).

Unitholders Agreement

The Unitholders Agreement contains, among others, the following provisions.

Right to Purchase. The Seller Parties have granted FMC the right (the “Option”) to purchase all (but not less than all) of the interests (the “Option Securities”) they hold in Schilling LLC during the period beginning on January 1, 2012 and ending on December 31, 2013. Following the exercise of the Option, FMC would own 100% of Schilling LLC. If the Option is exercised by FMC, the purchase price with respect to the Option Securities will be determined by applying the FMC EBITDA multiple (determined in accordance with the terms of the Unitholders Agreement) to the EBITDA generated by Schilling LLC in the twelve month period preceding exercise of the Option (subject to certain adjustments in accordance with the terms of the Unitholders Agreement). The consideration for the Option Securities will be paid in cash or, at Schilling Inc.’s election, in FMC common stock, with a 10% discount in the event of a stock election.

Right of First Offer. The Seller Parties have also granted FMC a right of first offer with respect to any proposed sale of all of the Option Securities at any time after December 31, 2013 but prior to the closing of an initial public offering by Schilling LLC (the “ROFO Period”). Under the terms of the right of first offer, prior to a sale of all (but not less than all) of the Option Securities during the ROFO Period, the Seller Parties are required to first offer such securities to FMC (on no worse terms) before selling such securities to a third party.

Bring-Along and Tag-Along Rights. FMC and the Seller Parties have agreed that, at any time during the ROFO Period, FMC will have the right to participate pro rata in any sale of Option Securities by a Seller Party pursuant to a “tag-along” right and the Seller Parties will have the right to cause FMC to participate in any sale of all of the Option Securities by the Seller Parties to a third party pursuant to a “bring-along” right.

Operating Agreement

The Operating Agreement sets forth the agreement among the members of Schilling LLC.

Governance. The Operating Agreement provides for a six-member board of directors (the “Board’) of Schilling LLC. Schilling Inc. will initially be entitled to appoint four members of the Board and FMC will initially be entitled to appoint two members of the Board. At least one of the directors appointed by FMC must serve on each committee of the Board.

Consent Rights. The Operating Agreement provides that certain actions by Schilling LLC require the consent of FMC, including actions related to equity issuances and redemptions, the incurrence of indebtedness over a certain permitted level, asset sales and dispositions, certain acquisitions, distributions, fundamental changes and related party transactions.

Preemptive Rights. FMC has the right, in connection with certain future issuances of equity securities by Schilling LLC, to maintain its percentage interest in Schilling LLC by purchasing its pro rata share of such equity securities on the same terms as the sale to any other person or entity.

The foregoing descriptions of the Purchase Agreement, Unitholders Agreement and Operating Agreement do not purport to be complete, and are qualified in their entirety by reference to the text of the Purchase Agreement, Unitholders Agreement and Operating Agreement, as applicable, each of which will be filed as exhibits to FMC’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC TECHNOLOGIES, INC.

By:	/s/ William H. Schumann, III
William H. Schumann, III Executive Vice President and Chief Financial Officer

Dated: December 30, 2008

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